UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 12, 2007

ROO Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-25659 (Commission File Number)	11-3447894 (IRS Employer Identification No.)

228 East 45th Street 8th Floor New York, NY 10017
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code: (646) 352-0260

Copies to:
Richard A. Friedman, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement
Item 2.01    Completion of Acquisition or Disposition of Assets

On July 12, 2007, ROO HD, Inc. (“ROO HD”), a wholly owned subsidiary of ROO Group Inc. (“ROO”), entered into an Asset Purchase Agreement with Wurld Media, Inc. (“Wurld Media”), Gregory Kerber and Kirk Feathers. Wurld Media specializes in the P2P distribution of music, movies, games, TV shows and other audio, video, and/or audio/video content.

The acquisition was completed on July 17, 2007. The assets acquired by ROO HD, Inc. pursuant to the Agreement, include: (i) certain fixed assets, equipment, fixtures, leasehold improvements located at Wurld Media’s office in Saratoga Springs, New York; (ii) certain intellectual property of Wurld Media; (iii) the goodwill of Wurld Media; (iv) the customer logs, location files and records of Wurld Media, (v) all claims, entitlements, rebates, refunds, settlements, awards or other rights related to the assets acquired by ROO HD.

The consideration for the assets acquired by ROO HD was an aggregate of approximately $4.3 million, consisting of approximately $3.2 million in cash and the issuance of 655,000 shares of common stock of ROO.

Item 7.01    Regulation FD Disclosure.

On July 18, 2007, ROO issued a press release concerning the foregoing matter. A copy of such press release is being furnished as Exhibit 99.1 to this current report on Form 8-K.

The information in this Item 7.01 of this current report on Form 8-K, together with the information in Exhibit 99.1, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. Such information shall not be deemed incorporated by reference into any registration statement or other document filed with the SEC.

Item 9.01    Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit Number	Description
10.1	Asset Purchase Agreement dated July 12, 2007 by and among ROO HD, Inc., Wurld Media, Inc., Gregory Kerber and Kirk Feathers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROO Group, Inc.

Date: July 18, 2007	/s/ Robert Petty
Robert Petty
Chief Executive Officer